UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GenMark Diagnostics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENMARK DIAGNOSTICS, INC.
SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2020
This proxy statement supplement, dated May 4, 2020, supplements the definitive proxy statement (“Proxy Statement”) of GenMark Diagnostics, Inc. (the “Company”) relating to the Company’s Annual Meeting of Stockholders to be held on May 29, 2020 at 2:00 p.m. local time at the Company’s corporate offices located at 5964 La Place Court, Carlsbad, California 92008. This supplement should be read in conjunction with the Proxy Statement. Capitalized terms used in this supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.
Separation Agreement with Hany Massarany
Effective May 3, 2020, the Company entered into the Separation Agreement and General Release (the "Separation Agreement") with its former President and Chief Executive Officer, Hany Massarany. Pursuant to the terms of the Separation Agreement and Mr. Massarany's Executive Employment Agreement dated April 5, 2011, Mr. Massarany will receive an annual bonus payment under the Company's 2019 Bonus Plan of $257,500, less applicable withholdings. In addition, Mr. Massarany will receive a severance payment in the amount of $1,005,000, less applicable withholdings, and will be reimbursed for his group health insurance premiums pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for one year following his separation date. All unvested restricted stock units held by Mr. Massarany as of his separation date will accelerate and vest and be settleable on October 1, 2020 in exchange for 375,889 shares of the Company's common stock. All market-based stock units held by Mr. Massarany as of his separation date will accelerate and vest and become settable in exchange for the actual number of shares of Company common stock earned pursuant to the terms of such awards as the applicable performance periods are completed. In addition, Mr. Massarany's outstanding unvested stock options will accelerate and vest and remain exercisable until their applicable expiration date.
Appointment of President and Chief Executive Officer and Class II Director
Effective as of May 2, 2020, the Company's Board of Directors named Scott Mendel, currently the Company’s interim President and Chief Executive Officer, as the Company’s permanent Chief Executive Officer. Mr. Mendel has served as the Company’s interim President and Chief Executive Officer since February 10, 2020. The Board of Directors has not approved any change to Mr. Mendel’s previously disclosed compensation arrangements. Mr. Mendel’s biographical information may be found in the Proxy Statement under the section entitled “Executive Officers.”
In addition, in connection with his appointment as President and Chief Executive Officer, the Board of Directors appointed Scott Mendel to serve as a Class II director, effective as of May 2, 2020, for a term expiring at the Company 2021 annual meeting of stockholders. There were no arrangements or understandings between Mr. Mendel and any other persons pursuant to which he was appointed President and Chief Executive Officer or as a director, and there are no related persons transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Mendel and the Company required to be disclosed herein.
Delinquent Section 16(a) Reports
The following supplemental information should be read in conjunction with the information contained in the Proxy Statement:

•
One Form 4 report for each of Hany Massarany, Scott Mendel, John Frederick Ek, Eric Stier, Brian Andrew Mitchell, James B. McNally and Michael Gleeson in connection with certain equity grants and sales pursuant to a previously established trading plan solely to satisfy tax withholding obligations upon the partial vesting of previously granted restricted stock units were filed one business day late on February 21, 2019 due to administrative error.

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One Form 4 report for each of John Frederick Ek, Brian Andrew Mitchell and James B. McNally in connection with sales pursuant to a previously established trading plan solely to satisfy tax withholding obligations upon the partial vesting of previously granted restricted stock units were filed one business day late on August 8, 2019 due to administrative error.

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One Form 4 report for each of Hany Massarany, Scott Mendel, John Frederick Ek, Eric Stier, Brian Andrew Mitchell, James B. McNally, Michael Gleeson and Tyler Jensen in connection with sales pursuant to a previously established trading plan solely to satisfy tax withholding obligations upon the partial vesting of previously granted restricted stock units were filed one business day late August 30, 2019 due to administrative error.

The Proxy Statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019 are available at www.proxyvote.com or ir.genmarkdx.com.